Exhibit 99.1

Orthofix and Neo Medical Announce Partnership to Develop and Market Single-Use Spinal Solutions Focused on Improving Patient Outcomes

LEWISVILLE, TEXAS – September 22, 2020 – Orthofix Medical Inc. (NASDAQ:OFIX), a global medical device company focused on musculoskeletal healing products, and Neo Medical SA, a privately held Swiss-based Medtech company developing a new generation of products for spinal surgery, today announced a partnership and investment agreement to develop and market innovative outcome-driven procedural solutions.

The collaboration will focus on developing a cervical platform and deploying single-use, sterile-packed procedure solutions designed to increase operating room efficiencies, reduce procedural times and costs, improve patient outcomes through novel device designs and techniques, and reduce infection rates. The partnership includes the co-development of single-use instrumentation for cervical spine procedures. Such instruments are ideal for all surgical settings including acute care hospitals, outpatient hospitals and also ambulatory surgery centers, which are rapidly growing as a preferred site of care for spine procedures. Under the agreement, Orthofix will also exclusively distribute Neo Medical’s disruptive value-based thoracolumbar procedure solutions to certain U.S. accounts. Additionally, Orthofix is investing $10 million in Neo Medical to support the ongoing partnership, through a combination of a convertible term loan and an equity investment.

“We are very excited about the partnership with Neo Medical as we believe it will accelerate our efforts to provide innovative patient-centric procedural solutions that improve outcomes, reduce costs, lower the carbon footprint of reusable instrumentation and increase the applicability of procedures across all surgical settings,” said Orthofix President and Chief Executive Officer Jon Serbousek. “We believe there is also a strong value proposition in adapting procedural technology to accommodate the outpatient setting and we have already created initiatives towards optimizing procedural solutions for these facilities.”

“We are very pleased to partner with Orthofix, who is emerging as an innovative leader in Spine, to help them bring disruptive, sustainable and outcome-driven innovations to the market,” said Neo Medical SA Chief Executive Officer Vincent Lefauconnier. “The partnership with Orthofix will accelerate our expansion in the U.S. market, delivering our current proven solution designed to enhance efficacy and improve patient outcomes while minimizing infections in thoracolumbar fusion procedures.”

“The continued growth of our company shows that there is a significant opportunity to improve the entire spinal surgery ecosystem with value based care and sustainable technological solutions adapted to minimally invasive and open surgery, while delivering on the renewed imperative to enhance operating room efficiency,” Jonas Larsson, co-founder of Neo Medical added.

About Orthofix

Orthofix Medical Inc. is a global medical device company focused on musculoskeletal products and therapies. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, Orthofix’s spine and orthopedic extremities products are distributed in more than 70 countries via the Company's sales representatives and distributors. For more information, please visit www.Orthofix.com.

About Neo Medical SA

Focusing on value-based care, Neo Medical develops a new generation of controlled-fixation solutions designed for a more Functional Fusion in spinal surgery, respectful of patients' unique spinal conditions. With only five multi-functional instruments covering most spine indications in a universal approach, the unique proprietary features of Neo Medical solutions ensure an anatomically neutral, balanced, and stable spine load bearing, to achieve a Functional Fusion. Beyond providing solutions tailored to patients' needs, the Neo Medical value-based care approach participates in preserving the overall environmental sustainability of the broader healthcare system. For more information, please visit: www.neo-medical.com and follow Neo Medical on LinkedIn: @NeoMedical

Forward Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the estimates, projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on Orthofix management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” or “continue” or other comparable terminology. These forward-looking statements in this release do not constitute guarantees or promises of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict, including the risks described under the heading Risk Factors in our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the ability of Orthofix and Neo Medical to successfully co-develop products that are useful and marketable for cervical spine procedures, with valid intellectual property protection; the ability of Neo Medical to grow and finance its ongoing business, such that it will have the financial means to repay its $5 million loan to Orthofix should such loan not convert to Neo Medical preferred stock, and such that Orthofix’s $5 million investment in Neo Medical preferred stock (and any preferred stock issued upon conversion of the $5 million loan) will maintain or increase its economic value from the time of closing; Orthofix’s ability to successfully distribute Neo Medical’s thoracolumbar procedure solutions to applicable U.S. accounts; and the surgical market’s continued adoption of both parties’ individual and collaborative products. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com